EXHIBIT 12

                              WISCONSIN BELL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                              (Dollars in Millions)

                                                 Nine Months Ended
                                                    September 30
                                                   --------------
                                                  1997         1996
                                                  ----         ----
1.  EARNINGS

     a) Income before interest expense,
         income taxes and undistributed
         equity earnings ....................  $  280.9      $  262.0

     b) Portion of rental expense
         representative of the
         interest factor (1).................       3.1           3.3
                                               --------      --------
     Total 1(a) and 1(b)    .................  $  284.0      $  265.3
                                               --------      --------
2.  FIXED CHARGES

     a) Total interest expense including
         capital lease obligations...........  $   22.5      $   20.6

     b) Capitalized interest...........             0.5           0.6

     c) Portion of rental expense
         representative of the
         interest factor (1).................       3.1           3.3
                                               --------      --------
     Total 2(a) through 2(c).................  $   26.1      $   24.5
                                               --------      --------
3.  RATIO OF EARNINGS TO FIXED CHARGES.......     10.88         10.83
                                                  =====         =====


(1) We consider one third of total rental expense to represent return on capital.